DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484-359-3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(DNBF – OTC Bulletin Board)

DNB Financial Corporation
Announces Fourth Quarter and Full Year 2007 Earnings

(February 6, 2008 – Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association, reported improved net income of $415,000 for the three months ended December 31, 2007, or $0.16 per diluted share, compared to $379,000 or $0.14 per diluted share, for the same period in 2006. This brought net income for the full year to $1.8 million, or $0.69 per diluted share. Net income for the full year 2006 was $1.7 million, or $.66 per diluted share.

William S. Latoff, Chairman and CEO, of DNB said: “We are pleased that we have been able to report higher earnings for the 4th quarter and the full year at a time when many financial institutions are reporting lower earnings and in some cases significant losses. Adherence to sound underwriting standards and refusal to engage in sub-prime lending has shielded our operations from the recent losses which many banks have experienced.”

Overall, deposits increased $31.9 million or 8.37%, as compared to December 31, 2006. Demand, money market, NOW and savings deposits, which DNB First considers core to its deposit-gathering strategy, were up in aggregate on a net basis by $8.3 million or 3.26%, when compared to December 31, 2006. Management considers these types of deposits to be a key indicator of the Bank’s ability to generate lower cost funds that are longer in duration and can better support the bank’s liquidity needs. At the same time, net borrowings were down $20.7 million or 18.69%.

Mr. Latoff continued: “We continued to build franchise value through deposit gathering during the quarter. We have made significant investments in infrastructure and branch expansion over the past 2 years and have been pleased with the resulting deposit growth we’ve experienced.”

Assets increased $20.6 million or 3.92%, to $545.8 million at December 31, 2007 as compared to $525.2 million at December 31, 2006. Loans and lease balances were down $20.1 million compared to December 31, 2006 as a result of lower loan demand due to economic conditions and the desire to maintain sound credit quality. The investment portfolio increased $16.7 million, or 10.85%, and cash and cash equivalents increased $21.1 million or 87.11% when compared to year end 2006, reflecting the strong liquidity and positive cash flow created by higher deposit levels combined with low loan and lease demand.

Stockholders’ equity was up $1.2 million, or 3.9% compared to 2006. At year end, DNB’s total risk based capital ratio stood at 13.08%, which is defined as “well capitalized” by banking regulators.

Net interest income for the three months ended December 31, 2007 was down $175,000 or 4.64%, compared to the same period in 2006. Interest income for the fourth quarter was up $294,000 or 3.94% when compared to the fourth quarter of 2006, but was offset by a $468,000 or 12.69% increase in interest expense. The increase in interest income was due to the increase in the investment portfolio and cash equivalents combined with the sale of the majority of the Bank’s tax free municipal bonds and their replacement with higher rate taxable securities. The increase in interest expense resulted from higher deposit levels combined with higher rates on interest bearing deposits. As a result, the net interest margin of 2.86% for the three months ended December 31, 2007, was off 45 basis points from the same period in 2006, and down 24 basis points when compared to the third quarter of 2007.

Non-interest income for the three months ended December 31, 2007 was $1.1 million compared to $829,000 for the same period in 2006 and included a gain on the sale of securities of $81,000. Non-interest income also benefited from increased investment advisory fees, primarily estate fees amounting to $87,000 and an increase in the cash surrender value of Bank Owned Life Insurance (“BOLI”) of $58,000. Non-interest expense for the fourth quarter of 2007 was down $229,000 or 5.32% when compared to the fourth quarter 2006. The decline was due to a $196,000 reduction in professional and consulting fees, a $79,000 decrease in salaries and benefits, and an aggregate  decrease of $127,000 in advertising, postage and supplies, offset in part by higher occupancy, furniture and equipment and miscellaneous expenses primarily related to branch expansion and renovations.

Net interest income for the year ended December 31, 2007 was essentially flat as compared with 2006 and the net interest margin of 3.09% was down 17 basis points. Non-interest income for the year was up $589,000 or 17.24% and included gains on the sale of securities of $395,000. In addition non-interest income for the year saw increases in investment advisory fees of $140,000, including $87,000 in estate fees, and an increase in the cash surrender value of BOLI amounting to $41,000. Non interest expense for the full year 2007 was essentially flat with 2006 and had decreases in professional and consulting fees of $384,000, salaries and employee benefits of $126,000 and an aggregate decrease of $244,000 in advertising, postage and supplies, offset by increases in occupancy, furniture and equipment and other miscellaneous expenses primarily related to branch expansion and renovations.

Mr. Latoff continued: “Our focus in the fourth quarter of 2007 was on cost control, which enabled us to reduce our non-interest expenses by more than 5.0% as compared to the same period in 2006 and maintain them at prior year levels for the full year, while opening a new branch at Chadds Ford and renovating our West Goshen Branch. We will continue to focus on cost control throughout 2008.”

At December 31, 2007 the allowance for loan and lease losses stood at $3.9 million or 1.26% of loans and leases outstanding, compared to $3.9 million or 1.22% at September 30, 2007 and $4.2 million or 1.28% at December 31, 2006. Net charge-offs for the year 2007 were $395,000, accounting for the decline in the allowance for loan and lease losses when compared to December 31, 2006. Delinquencies stood at $4.3 million or 1.39% of loans and leases outstanding, down from September 30, 2007, which stood at $5.4 million and 1.69% respectively and up from December 31, 2006, which stood at $3.4 million and 1.03% respectively. The provision for loan and lease losses for the year was $60,000. There was no provision made in 2006.

Mr. Latoff concluded, “Overall, delinquencies have been moderate and we have reviewed our loan and lease portfolio carefully to ensure that reserves have been properly allocated. We increased our provision for loan and lease losses at year end and as prudent management dictates will continue to monitor our portfolio carefully to maintain an appropriate level of reserves.”

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a $546 million community bank headquartered in Downingtown, Pennsylvania. Founded in 1860, DNB First is the oldest independent bank in Chester County, with eleven full service and two limited service offices in Chester and Delaware Counties. In addition to a broad array of consumer banking products, DNB offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. DNB Financial Corporation’s shares are traded on the OTC Bulletin Board under the symbol: DNBF.  We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.

This press release contains statements that are not of historical facts and may pertain to future operating results or events or management’s expectations regarding those results or events.  These are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934.  These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts.  When used in this press release, the words “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “would”, “should”, “could”, or “may” are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are either beyond our control or not reasonably capable of predicting at this time.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements.  Readers of this press release are accordingly cautioned not to place undue reliance on forward-looking statements.  DNB disclaims any intent or obligation to update publicly any of the forward-looking statements herein, whether in response to new information, future events or otherwise.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2007	2006	2007	2006
EARNINGS:
Interest income	$7,746	$7,452	$30,237	$28,249
Interest expense	4,159	3,691	15,417	13,368
Net interest income	3,587	3,761	14,820	14,881
Provision for credit losses	60	0	60	0
Non-interest income	1,071	829	4,003	3,414
Non-interest expense	4,079	4,309	16,589	16,507
Income before income taxes	519	281	2,174	1,788
Income tax expense (benefit)	104	(98)	372	41
Net income	415	379	1,802	1,747
Net income per share, diluted*	$0.16	$0.14	$0.69	$0.66

PERFORMANCE RATIOS:
Interest rate spread	2.75%	3.20%	2.99%	3.16%
Net interest margin	2.86%	3.31%	3.09%	3.26%
Return on average equity	5.17%	4.82%	5.80%	5.73%
Return on average assets	0.31%	0.30%	0.35%	0.35%

	December 31		December 31
	2007		2006
FINANCIAL POSITION:
Securities	$170,909		$154,175
Loan and leases	309,342		329,466
Allowance for credit losses	3,890		4,226
Total assets	545,840		525,242
Deposits	412,920		381,027
Borrowings	89,877		110,538
Stockholders' equity	32,635		31,411

EQUITY RATIOS:
Tier 1 leverage ratio	7.77%		8.28%
Risk-based capital ratio	13.08%		13.29%
Book value per share*	$12.55		$11.94

* All per share amounts have been restated to reflect the 5% stock dividend paid in December 2006 and 2007. Diluted shares outstanding at December 31, 2007 and 2006 were 2,614,417 and 2,625,182 respectively.